Exhibit 10.71
COMMON STOCK PURCHASE AGREEMENT
This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 29, 2012, by and among MIRELF IV TPGI, LLC, a Delaware limited liability company, MIRELF IV TPGI II, LLC, a Delaware limited liability company (each, an “Investor” and together, the “Investors”), and Thomas Properties Group, Inc., a Delaware corporation (the “Company”).
BACKGROUND
A.    The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.
B.    The Investors wish to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, the Purchased Shares (as defined below) at a cash purchase price of $5.75 per share, for an aggregate purchase price of $50,000,004.75 (the “Purchase Price”).
C.    As an inducement and condition to the willingness of the Investors to enter into this Agreement, the Investors, the Company and the Thomas Stockholders (as defined below) are entering into the Stockholders Agreement (as defined below) and the Investors and the Company are entering into the Registration Rights Agreement (as defined below) concurrently herewith.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a Person.
“Agreement” has the meaning set forth in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Business Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in The State of California or the State of New York are authorized or required by law or other governmental action to close.
“Capital Stock” means the Common Stock, Preferred Stock and Limited Voting Stock.
“Capitalization Date” has the meaning set forth in Section 3.1(e)(i).
“Closing” means the closing of the purchase and sale of the Purchased Shares pursuant to

Section 2.1.
“Closing Date” has the meaning set forth in Section 2.1(a).
“Company” has the meaning set forth in the Preamble.

“Company Change of Control” means (i) a merger, consolidation or other business combination or reorganization to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or reorganization have aggregate beneficial ownership of voting securities representing less than fifty percent (50%) of the total voting power of the surviving corporation following such merger, consolidation or other business combination; (ii) a sale of all or substantially all the assets of the Company; or (iii) a liquidation or dissolution of the Company.
“Company Disclosure Schedule” means the Company Disclosure Schedule attached as Exhibit D to this Agreement.
“Common Stock” means the common stock, $0.01 par value, of the Company.
“Company Securities” has the meaning set forth in Section 3.1(e)(iii).
“Confidentiality Agreement” means that letter agreement between the Company and Investor, dated December 15, 2011.
“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.
“Convertible Securities” means any stock or securities, including Options, directly or indirectly convertible into or exercisable or exchangeable for Common Stock or Limited Voting Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FINRA” has the meaning set forth in Section 3.2(c).
“Fundamental Representations” has the meaning set forth in Section 7.10.
“GAAP” has the meaning set forth in Section 3.1(h).
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.
“Incentive Units” means OP Units issued under the Amended and Restated 2004 Equity Incentive Plan and pursuant to Section 4.4.B of the Agreement of Limited Partnership of the Operating Partnership.
“Indemnified Party” has the meaning set forth in Section 6.2.
“Indemnifying Party” has the meaning set forth in Section 6.2.
“Investor” and “Investors” have the meanings set forth in the Preamble.

“JV Interest” has the meaning set forth in Section 3.1(c).
“Knowledge” or “knowledge” shall mean, with respect to the Company, the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company after reasonable inquiry.
“Lien” means any lien, charge, security interest, encumbrance, right of first refusal or other restriction.
“Limited Voting Stock” means the limited voting stock, par value $0.01 per share, of the Company.
“Material Adverse Effect” means any effect that, either alone or in combination with any other event, action or effect has, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company and its Subsidiaries to perform their respective obligations hereunder or to consummate the Transactions.
“OP Units” means Partnership Units as defined in the Agreement of Limited Partnership of the Operating Partnership.
“Operating Partnership” has the meaning set forth in Section 3.1(e)(ii).
“Options” means any outstanding rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.
“Phantom Shares” means Phantom Shares as defined and issued under the 2011 Phantom Share Plan.
“Plans” means the Amended and Restated 2004 Equity Incentive Plan, the Non-employee Directors Restricted Stock Plan and the 2011 Phantom Share Plan.
“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.
“Principal Market” means the NASDAQ Global Market.
“Purchase Price” has the meaning set forth in the preamble.
“Purchased Shares” means 8,695,653 shares of Common Stock to be issued in the aggregate to the Investors at the Closing of the Transactions, allocated to each Investor as set forth on Schedule 1 to this Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement attached hereto as Exhibit B to this Agreement.
“Regulation D” has the meaning set forth in the Preamble.
“Reporting Period” has the meaning set forth in Section 3.1(h).
“Restricted Stock” means shares of Common Stock that constitute unvested restricted stock or are otherwise subject to a right of repurchase or redemption by the Company.
“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“SEC” has the meaning set forth in the Preamble.
“SEC Documents” have the meaning set forth in Section 3.1(h).
“Securities Act” has the meaning set forth in the Preamble.
“Stockholders Agreement” means the Stockholders’ Agreement attached hereto as Exhibit C to this Agreement.
“Subsidiary” of any Person means any other Person (a) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person or (b) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, regardless of whether there are such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body of such Person. For the avoidance of doubt, each Subsidiary of the Company as of the date of this Agreement is set forth on Section 1.1 of the Company Disclosure Schedule.
“Supplemental Listing Application” has the meaning set forth in Section 4.5.
“Tax Protection Agreements” means any written agreement to which Company or any of its Subsidiaries is a party pursuant to which: (a) the Company or any of its Subsidiaries is liable for the payment, reimbursement or indemnification of the Taxes of any other Person in the event of a taxable disposition of property previously contributed by such Person in a transaction intended to qualify under Section 721(a) of the Code (a “Section 721 Contribution”) or (b) in connection with a Section 721 Contribution by such Person, the Company or any its Subsidiaries has agreed to (i) maintain a minimum level of debt in aggregate or maintain a particular debt obligation, (ii) allocate a certain amount of indebtedness to such Person, or (iii) retain or not dispose of assets for a period of time that has not since expired.
“Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties and (b) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (a) above.

“Thomas Stockholders” has the meaning ascribed to such term in the Stockholders Agreement.
“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market on which the Common Stock is listed or quoted for trading on the date in question.
“Transactions” means those transactions contemplated by the Transaction Documents.
“Transaction Documents” means this Agreement, including the schedules, annexes and exhibits attached hereto, the Registration Rights Agreement, the Stockholders Agreement and the Transfer Agent Instructions and each of the other agreements or instruments entered into or executed by the parties hereto in connection with the transactions contemplated by this Agreement.
“Transfer Agent” means Computershare Investor Services or any successor transfer agent for the Company.
“Transfer Agent Instructions” means, with respect to the Company, the Company Transfer Agent Instructions, in substantially the form of Exhibit A, executed by the Company and delivered to and acknowledged in writing by the Transfer Agent, instructing the Transfer Agent to establish and credit, on an expedited basis, a restricted book-entry account at such Transfer Agent evidencing the Purchased Shares in segregated accounts established by the Transfer Agent for the Investors’ benefit and registered in the names of the Investors.
“Transfer Taxes” means sales, use, stamp, conveyance, documentary, recording, filing, transfer, including real property transfer or gains taxes, fees and assessments and other similar Taxes, including any fines, penalties and interest with respect thereto.
ARTICLE II
PURCHASE AND SALE
2.1    Closing. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Company agrees to issue and sell to each Investor, and each Investor subscribes for and agrees to purchase from the Company, the number of Purchased Shares for the portion of the Purchase Price as set forth for such Investor on Schedule 1. The Closing shall take place at 9:00 a.m., Los Angeles, California time on the date that is one (1) Business Day following the satisfaction or waiver of each of the conditions set forth in Article V (other than those conditions to be satisfied at Closing, but subject to the satisfaction or waiver thereof), but no earlier than June 12, 2012, or such later date and time as is mutually agreed upon in writing by the Company and the Investors (the “Closing Date”). The Closing shall take place at the Los Angeles offices of the Company’s counsel or such other location as the parties mutually agree.
(b)    In the event of any stock split, reverse stock split, subdivision, dividend (other than any regular periodic cash dividend consistent with past practice of the Company) or distribution payable in shares of Common Stock (or any Convertible Securities), combination, or other similar recapitalization or event occurring (or with a record date) after the Capitalization Date and before the Closing, each reference in this Agreement, the Stockholders Agreement and the Registration Rights Agreement to a number of shares of Common Stock or a price per share of Common Stock shall be adjusted and amended to appropriately account for such event.

2.2    Closing Deliverables.
(a)    At the Closing, the Company shall deliver or cause to be delivered to the Investors the following:
(i)    a copy of the Company’s irrevocable Transfer Agent Instructions with respect to the issuance of the Purchased Shares;
(ii)    a cross-receipt certifying the Company’s receipt of the Purchase Price by wire transfer as of the Closing Date;
(iii)    a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (A) the resolutions adopted by the Board approving the Transactions and the Company’s entry into and performance of each of the Transaction Documents to which it is a party, which resolutions shall not have been revoked or modified, and shall be in full force and effect, as of the Closing Date, (B) the Company’s Second Amended and Restated Certificate of Incorporation and (C) the Company’s Amended and Restated Bylaws, each as in effect as of the Closing Date;
(iv)    a certificate, executed by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company, to the effect that the conditions set forth in Sections 5.2(a) and 5.1(b) have been satisfied in all respects; and
(v)    a legal opinion of Jones Day, substantially in the form of Exhibit E hereto, dated as of the Closing Date.
(b)    At the Closing, the Investors shall deliver or cause to be delivered to the Company the following:
(i)    the Purchase Price, by wire transfer to an account designated in writing to the Investors by the Company for such purpose;
(ii)    a cross-receipt certifying the Investors’ receipt of the Purchased Shares by restricted book-entry account as of the Closing Date; and
(iii)    a certificate, executed by an executive officer of each Investor, to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied in all respects.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Company. Except as otherwise disclosed or modified by the Company Disclosure Schedule set forth as Exhibit D hereto, the Company hereby represents and warrants to the Investors as follows:
(a)    Organization and Qualification. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents, as applicable. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
(b)    Authorization; Enforcement. The Company has the requisite corporate authority to enter into the Transaction Documents and to consummate the Transactions contemplated by each of the Transaction Documents and otherwise to carry out and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby including, without limitation, the issuance of the Purchased Shares, have been duly authorized by all necessary corporate action on the part of the Company and no further consent or action is required by the Company, its Board or its stockholders, including under the NASDAQ rules and regulations relating to the continued listing of the Common Stock on the Principal Market. This Agreement has been, and each of the other Transaction Documents has been or upon delivery will be, duly executed by the Company and constitutes, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(c)    No Conflicts; Consents. Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the Transactions do not, and will not, (i) conflict with or violate any provision of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents, as applicable, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation or rights to trigger any right to buy, sell, put, call or force the sale of or exercise any similar right with respect to any material asset of the Company or any of its Subsidiaries, including, but not limited to, any joint venture, partnership interest or limited liability company interest owned by the Company or any of its Subsidiaries (each a “JV Interest”) or any real property interest held by the Company, any of its Subsidiaries or any JV Interest (in each case with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or any of its Subsidiaries’ debt or otherwise) or other understanding to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any Subsidiary of the Company is bound, or affected, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any of its Subsidiaries is subject (including, (A) assuming the accuracy of the representations and warranties of the Investors set forth in Section 3.2 hereof, federal and state securities laws and regulations and (B) the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations at the Closing under or contemplated by the Transaction Documents, including without limitation the issuance of the Purchased Shares, in each case in accordance with the terms hereof and thereof, except for the following consents, authorizations, orders, filings and registrations: (x) the filing of a Form D with the SEC and any applicable state securities authorities, and (y) the filing of a Form 8-K with the SEC announcing the entry into the Transaction Documents and the issuance of the Purchased Shares. The Company and its Subsidiaries are unaware of any facts or circumstances that would reasonably be expected to prevent the Company from obtaining or effecting any of the application or filings identified in the preceding sentence.
(d)    Status of Purchased Shares. The Purchased Shares are duly authorized and, when issued in accordance with this Agreement will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens (except for any restrictions on transfer under U.S. federal and state securities laws or under the Transaction Documents) and will not be subject to preemptive or similar rights of stockholders.
(e)    Capitalization.
(i)    The authorized capital stock of the Company consists of (A) 225,000,000 shares of Common Stock, (B) 25,000,000 shares of Preferred Stock and (C) 20,000,000 shares of Limited Voting Stock. As of the close of business on May 25, 2012 (the “Capitalization Date”): (1) 37,294,994 shares of Common Stock were issued and outstanding, of which 518,702 were unvested shares of Restricted Stock and subject to a right of repurchase or forfeiture as of such date, (2) no shares of Preferred Stock were issued, (3) 12,313,331 shares of Limited Voting Stock were issued and outstanding and (4) there were no shares of Common Stock held by the Company as treasury shares. As of the close of business on the Capitalization Date, the Company has reserved an aggregate of 1,664,073 shares of Common Stock under the Plans, of which there were (I) outstanding Options to purchase or otherwise acquire 528,896 shares of Common Stock, of which 528,896 shares were exercisable or vested as of such date and (II) outstanding Incentive Units, which may be redeemable, at the option of the Company, for up to 359,934 shares of Common Stock, of which 291,233 shares were vested as of such date. In addition, as of the Capitalization Date, there were Phantom Shares outstanding representing the economic equivalent of 1,115,883 shares of Common Stock (none of which are reserved or issuable thereunder as of the date hereof). As of the close of business on the Capitalization Date, all outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights. No shares of Capital Stock have been issued since the Capitalization Date except pursuant to the exercise of the Convertible Securities outstanding as of the Capitalization Date and described above and issuances of a number of shares of Common Stock and/or Convertible Securities in respect of a number of shares of Common Stock, in the aggregate, that would not result in the failure of the condition to Closing set forth in Section 5.1(f)(iii).
(ii)    Section 3.1(e)(ii) of the Company Disclosure Schedule sets forth a true and complete capitalization table (indicating the owners of all equity interests, convertible securities, options, restricted units and other securities) of Thomas Properties Group, L.P. (the “Operating

Partnership”).
(iii)    Except as set forth in clause (i) above, as of the close of business on the Capitalization Date, there were no issued or outstanding (A) shares of Capital Stock of, or other equity or voting interest in, the Company, (B) Convertible Securities, (C) Options or agreements to acquire from the Company, or that obligates the Company to issue, any Capital Stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, the Company, (D) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (A), (B), (C) and (D), together with the Capital Stock of the Company, being referred to collectively as “Company Securities”) or (E) other obligations of the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Except with respect to OP Units or Incentive Units of the Operating Partnership, described in clause (i) and (ii) above, there are no (x) outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or (y) outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or other equity security of any Subsidiary of the Company, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.
(iv)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company as disclosed in the SEC Documents.
(f)     No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Purchased Shares.
(g)    No Integrated Offering under Securities Act. None of the Company, any of its Affiliates or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security or taken any other action under circumstances that would require registration of the offer, issuance or sale of any of the Purchased Shares under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, its Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that might require registration of the offer, issuance or sale of any of the Purchased Shares under the Securities Act.
(h)    SEC Documents; Financial Statements. Since January 1, 2010 (the "Reporting Period"), the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed during the Reporting Period or prior to the date of the Closing and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered or made available to the Investors or their respective representatives true, correct and complete copies of the SEC Documents to the extent such documents are not available on the EDGAR system, if any. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the financial statements and all other financial information of the Company included or incorporated by reference in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). There are no financial statements or schedules required to be included in the SEC Documents which are not so included. No other information provided by or on behalf of the Company to the Investors which is not included in the SEC Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made not misleading.
(i)    Absence of Certain Changes. Since January 1, 2012, there have been no events, occurrences or developments which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company (together with its consolidated Subsidiaries) is not and, after giving effect to the Transactions, will not be Insolvent (as defined below). For purposes of this Section 3.1(i), "Insolvent" means, with respect to any Person, (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted. Except as set forth on Section 3.1(i) of the Company Disclosure Schedule, no event has occurred which has triggered, or would reasonably be expected to trigger, any right of any Person to buy, sell, put, call or force the sale of or exercise any similar right with respect to any material asset of the Company or any of its Subsidiaries, including, but not limited to, any JV Interest or any real property interest held by the

Company, any of its Subsidiaries or any JV Interest and neither the Company nor any of its Subsidiaries has received or sent any notice of such an event or any notice purporting to exercise any such right.
(j)    Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its certificate of incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or a Subsidiary or its bylaws. Neither the Company nor any of its Subsidiaries is in violation in any material respect of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or such Subsidiary, and neither the Company nor any Subsidiary will conduct its business in material violation of any of the foregoing. The Company is not in violation in any material respect of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future. Since January 1, 2010, (i) the Common Stock has been designated for quotation and included for listing on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has not received any communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to their respective businesses, except where the failure to possess such certificates, authorizations or permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the Company or any of its Subsidiaries has received any notice of, and to the Knowledge of the Company there are no threatened, proceedings relating to the revocation or modification of any such certificate, authorization or permit.
(k)    Legal Proceedings. Except as set forth on Section 3.1(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries or to which their respective assets are subject that, (i) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (ii) relates to or challenges the validity or propriety of the Transactions. Neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as has not had, individually or in the aggregate, and would not reasonably be expected to have a Material Adverse Effect, (i) there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any SEC Document or relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) since January 1, 2010, there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company and its Subsidiaries.
(l)    Material Contracts and Relationships. Each material contract to which the Company or any of its Subsidiaries is a party (i) is in full force and effect, (ii) constitutes a legal, valid and binding obligation of the Company and the Subsidiaries that are party thereto and, to the Knowledge of the Company, each of the other parties thereto, (iii) is enforceable against the Company and the

Subsidiaries that are party thereto and, to the Knowledge of the Company, each of the other parties thereto, in each case in accordance with the terms and conditions thereof, subject to applicable bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditor’s rights. Except as set forth on Section 3.1(l) of the Company Disclosure Schedule, none of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto, is in breach in any material respect of any material contract or in default under any such material contract, and, to the Knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in such a breach or default thereunder, and no counterparty has exercised or, to the Knowledge of the Company, intends to exercise, any buy, sell, call, put, forced sale or other similar right under any such material contract.
(m)    Sarbanes-Oxley Act. The Company is, and at all times since January 1, 2010 has been, in compliance in all material respects with all applicable provisions the Sarbanes-Oxley Act of 2002, and any and all applicable rules and regulations promulgated by the SEC thereunder.
(n)    Internal Accounting and Disclosure Controls. Except as described in the SEC Documents, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Except as disclosed in the SEC Documents, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring and are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.
(o)    Off Balance Sheet Arrangements. There is no material transaction, arrangement, or other relationship between the Company and any unconsolidated or other off balance sheet entity that is not so disclosed in the SEC Documents.
(p)    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements of the Company included in the SEC Documents or otherwise disclosed in the SEC Documents, except for liabilities that have arisen since March 31, 2012 in the ordinary course of business consistent with past practice or as set forth on Section 3.1(p) of the Company Disclosure Schedule.

(q)    Taxes.
(i)    All Tax returns required to be filed as of the date hereof by the Company and each of its Subsidiaries have been timely filed (or valid extensions to such filings have been obtained), all such Tax returns are true, correct and complete in all material respects, and all material Taxes and other assessments of a similar nature (whether imposed directly or through withholding) due or claimed to be due from such entities have been paid, other than those being contested in good faith and for which adequate reserves have been provided or except as otherwise disclosed on Section 3.1(q)(i) of the Company Disclosure Schedule.
(ii)    The Operating Partnership and each of its Subsidiaries has since its formation been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.
(iii)    The only Tax Protection Agreement affecting the Company or any of its Subsidiaries is Exhibit F, Sale Limitations and Debt Guarantees, of the Contribution Agreement by and among James A. Thomas, Individually and as Trustee of The Lumbee Clan Trust, the Other Contributors Listed in Exhibit “B” to the Contribution Agreement, and Thomas Properties Group, LP, a Maryland Limited Partnership, dated as of October 13, 2004, a true and complete copy of which has been provided to the Investors prior to the date hereof. As of the date of this Agreement, no person has raised in writing, or threatened to raise, a material claim against the Company or any of its Subsidiaries for any breach of such Tax Protection Agreement.
(iv)    The current estimated liability under the Tax Protection Agreement, assuming a transaction were to occur as of the date hereof giving rise to the liability under such Tax Protection Agreement, is approximately One Hundred Million U.S. Dollars ($100,000,000).
(v)    Section 3.1(q)(v) of the Company Disclosure Schedule lists all of the Debt Guarantees that are currently in place as contemplated by the Tax Protection Agreement
(r)    State Takeover Laws. The Board has taken all action necessary to render inapplicable to the Investors the restrictions on “business combinations” set forth in Section 203 of the General Corporation Law of the State of Delaware and the provisions of any other applicable “freezeout”, “fair price”, “moratorium”, “control shares acquisition” or other similar anti-takeover statute or regulation of the State of California.
(s)    Investment Company Status. The Company is not, and upon consummation of the sale of the Purchased Shares will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.
(t)    Manipulation of Price. The Company has not, and to its Knowledge no Person acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Purchased Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company in connection with the Purchased Shares under this Agreement.
(u)    Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any of its Subsidiaries required to be described in the SEC Documents which have not been so described as required.
(v)    No Unlawful Contributions or Other Payments. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, acting in their capacity as an employee, agent or otherwise on behalf the Company or any of its Subsidiaries, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the SEC Documents.
(w)    Brokers or Finders. The Company has not engaged any brokers, finders or agents, and the Investor has not and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transactions.
3.2    Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company as follows:
(a)    Organization; Authority. Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into the Transaction Documents and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The purchase by Investor of the Purchased Shares hereunder and the consummation of the Transactions have been duly authorized by all necessary corporate, partnership or other action on the part of Investor. This Agreement has, and the other Transaction Documents when executed and delivered will have been, duly executed and delivered by Investor and constitute the valid and binding obligation of Investor, enforceable against it in accordance with their terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
(b)    No Public Sale or Distribution. Investor is acquiring the Purchased Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and Investor does not have a present arrangement to effect any distribution of the Purchased Shares to or through any Person.
(c)    Investor Status. Investor is an “accredited investor” as defined in Rule 501(a)

under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer. Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of the FINRA or an entity engaged in the business of being a broker dealer. Investor is a resident of the following jurisdiction: New York.
(d)    Experience of Investor. Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment. Investor understands that it may be required to bear the economic risk of its investment in the Purchased Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.
(e)    Access to Information. Investor acknowledges that it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares; (ii) access to information about the Company and its Subsidiaries and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.
(f)    No Governmental Review. Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares.
(g)    No Conflicts. The execution, delivery and performance by Investor of this Agreement and the consummation by Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Investor, except in the case of clauses (ii) and (iii) above, for such that would not prevent or materially delay Investor’s consummation of the transactions contemplated hereby or performance of its obligations hereunder or under any other Transaction Document.
(h)    Reliance on Exemptions. Investor understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Purchased Shares.

(i)    Transfer or Resale. Investor understands that: (i) the Purchased Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred to any Person other than an Affiliate unless (A) subsequently registered thereunder, (B) Investor shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Purchased Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Investor provides the Company with reasonable assurance that such Purchased Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto); (ii) any sale of the Purchased Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Purchased Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as set forth in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Purchased Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.
(j)    Restrictions. Investor understands and agrees that the book-entry account representing the Purchased Shares shall initially be restricted as required by the federal securities laws of the United States, the “blue sky” laws of any state, and the Stockholders Agreement. Investor understands that such book-entry account restrictions shall be removed and the Company shall issue a certificate without legend to the holder of the Purchased Shares, or establish and credit a Direct Registration System entry representing the Purchased Shares to a segregated account established by the Transfer Agent for the Investor’s benefit, or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company, if, unless otherwise required by state securities laws, (A) (i) such Purchased Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Purchased Shares may be made without registration under the applicable requirements of the Securities Act, (iii) such holder provides the Company with reasonable assurance that the Purchased Shares can be sold, assigned or transferred pursuant to Rule 144 or (iv) otherwise provided in the Transfer Agent Instructions; and (B) the restrictions in the Stockholders Agreement terminate with respect to such shares according to their terms, and not before.
(k)    Manipulation of Price. Investor has not and, to the actual knowledge of the executive officers of Investor no Person acting on Investor’s behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Purchased Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company in connection with the Purchased Shares under this Agreement.
(l)    Brokers or Finders. Investor has not engaged any brokers, finders or agents, and the Company has not and will not incur, directly or indirectly, as a result of any action taken by the

Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transactions.
(m)    Tax Advisors. Investor has reviewed with its own Tax advisors the U.S. federal, state, local and foreign Tax consequences of this investment and the Transactions contemplated by the Transaction Documents. With respect to such Tax matters, without limiting the representations of the Company in Section 3.1(q) above, Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, either written or oral. Investor understands that it (and not the Company) shall be responsible for its own Tax liability that may arise as a result of this investment or the Transactions contemplated by the Transaction Documents.

ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES
4.1    Transfer Restrictions.
(a)    Each Investor covenants that the Purchased Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Purchased Shares other than pursuant to an effective registration statement or to the Company, or any transfer of Purchased Shares pursuant to Rule 144, the Company may require the transferor to provide to the Company with an opinion of legal counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.
(b)    Each Investor agrees that the book-entry account with the Company’s transfer agent evidencing the Purchased Shares shall initially be restricted.
(c)    Legends. Each Investor understands and agrees that the restricted book-entry account or any certificates evidencing its Purchased Shares, any securities issued in respect thereof or exchange therefor shall bear a legend in the following forms (in addition to any other legend required under the other Transaction Documents and applicable state securities laws):
“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS’ AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF

WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT AND EXCEPT AS OTHERWISE PROVIDED THEREIN, THESE SHARES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO JUNE ___, 2014, AND SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES TO THE EXTENT PROVIDED THEREIN.
COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.”
4.2    Integration. The Company shall not, shall cause its Subsidiaries and Controlled Affiliates not to, and shall use its commercially reasonable efforts to ensure that no Affiliate shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to the Investors or that would be integrated with the offer or sale of the Purchased Shares for purposes of the rules and regulations of any Trading Market.
4.3    Securities Laws Disclosure. Each of the Company and the Investors shall timely file any filings and notices required by the SEC or applicable law with respect to the purchase of the Purchased Shares pursuant to this Agreement.
4.4    Form D; Listing and Blue Sky. The Company shall prepare and timely file a Form D with respect to the Purchased Shares as required under Regulation D and shall provide a copy thereof to the Investors promptly after such filing. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to (i) obtain an exemption for or to qualify the Purchased Shares for sale to the Investors at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification) and (ii) make any required filing with the Principal Market necessary to include the Purchased Shares for listing on the Principal Market upon their issuance, and in each case, shall provide evidence of any such action so taken to the Investors on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.
4.5    Listing. Promptly following the date hereof, the Company shall prepare and submit to the NASDAQ a listing application covering the Purchased Shares, together with all other documents required by the NASDAQ to be submitted in support thereof (the “Supplemental Listing Application”), and shall take all actions reasonably necessary to include the Purchased Shares for the listing on the Principal Market prior to the Closing. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market.
4.6    Publicity. Subject to each party’s disclosure obligations imposed by law and notwithstanding any provision to the contrary contained in the Confidentiality Agreement, each of the parties hereto shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Transactions, and no party hereto will make any such news release or public disclosure without first consulting with, and providing any such news release or public disclosure to, the other party hereto.
4.7    Company Pre-Closing Covenants. Except as may be expressly provided in this Agreement or as required by applicable law, from the date hereof until the Closing occurs, without the prior written consent of the Investors (which consent shall not be unreasonably withheld or delayed), the Company (i) shall and shall cause its Subsidiaries to conduct their business in the ordinary course consistent with past practice, (ii) shall and shall cause its Subsidiaries to, comply in all material respects with all applicable laws and the requirements of all material contracts and material permits, and (iii) shall not declare or effect any stock split, reverse stock split, subdivision, combination, dividend (other than any regular periodic cash dividend materially consistent with past practices) or distribution, combination or other similar recapitalization.
ARTICLE V
CONDITIONS
5.1    Conditions Precedent to the Obligations of the Investors. The obligation of the Investors to acquire the Purchased Shares at the Closing is subject to the satisfaction or waiver by the Investors, at or before the Closing, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (without regard to any qualifications as to materiality or Material Adverse Effect contained therein) as of the date when made and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).
(b)    Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.
(c)    Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against the Company or any Subsidiary pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date.
(d)    Investor Director. On or prior to the Closing Date, the Investor Designee (as defined in the Stockholders Agreement) shall have been recommended by the Nominating and Governance Committee of the Board to the full Board for nomination as a director of the Company.
(e)    NASDAQ Listing. The Company shall have submitted the complete Supplemental Listing Application to the NASDAQ in accordance with Section 4.5 and shall not have received any notice of objection or noncompliance from The NASDAQ Stock Market LLC with respect thereto.
(f)    Absence of Fundamental Changes. Since the date of this Agreement and prior to the Closing, (i) the Thomas Stockholders shall not have disposed in the aggregate of more than 5%

of their aggregate holdings of Company Securities (ii) there shall not have occurred, the Company shall not have announced, and the Company shall not have entered into any agreement contemplating, a Company Change of Control and (iii) the Company shall not have issued more than 175,000 shares of Common Stock, including all shares of Common Stock into which any Convertible Securities issued after the date hereof may be converted.
(g)    Other Transaction Documents. The Stockholders Agreement and Registration Rights Agreement shall be in full force and effect in accordance with their respective terms.
(h)    Deliverables. The Company shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Investors. The Company shall have delivered to the Investors those items required by Section 2.2(a).
5.2    Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell the Purchased Shares at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Investors contained herein shall be true and correct in all material respects (without regard to any qualifications as to materiality or Material Adverse Effect contained therein) as of the date when made and as of the Closing Date as though made on and as of such date (except for those representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).
(b)    Performance. The Investors shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investors at or prior to the Closing.
(c)    Other Transaction Documents. The Stockholders Agreement and Registration Rights Agreement shall be in full force and effect in accordance with their respective terms.
(d)    Deliverables. The Investors shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company. The Investors shall have delivered to the Company those items required by Section 2.2(b).
ARTICLE VI
INDEMNIFICATION
6.1    Indemnification.
(a)    The Company shall indemnify and hold harmless the Investors, their respective Affiliates and each of their respective officers, directors, employees, partners, members, shareholders and agents (the “Investor Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, damages, losses, deficiencies, liabilities, penalties, fines, interest, costs, judgments, amounts paid in settlement and expenses (including, without limitation, the cost and expenses of any litigations, actions, judgments and settlements related thereto, and the reasonable costs and expenses of attorneys and accountants incurred in the investigation or defense thereof or the enforcement of rights hereunder) (collectively, “Indemnified Losses”) arising out of or resulting from (i) any inaccuracy in or breach of the representations or warranties (without regard to any qualifications as to materiality contained therein) made by the Company contained in the Transaction Documents, (ii) any material breach of or failure to comply in all material respects with the covenants and agreements of the Company contained in the Transaction Documents; and (iii) any action, claim, suit, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other Person (other than the Company or any Investor Indemnitee) against or involving an Investor Indemnitee relating to the execution and delivery of any of the Transaction Documents or the performance by the parties of their respective obligations hereunder and thereunder or the consummation of the Transactions, except, with respect to this clause (iii), to the extent it is determined pursuant to a final, non-appealable order of a court with competent jurisdiction that the Investor Indemnitees’ liability is based on acts of the Investor Indemnitee constituting fraud, gross negligence, bad faith or willful misconduct.
(b)    Each Investor shall indemnify and hold harmless the Company, its Affiliates and each their respective officers, directors, employees, partners, members, shareholders and agents (the “Company Indemnitees”), to the fullest extent lawful, from and against any and all Indemnified Losses arising out of or resulting from (i) any inaccuracy in or breach of the representations or warranties (without regard to any qualifications as to materiality contained therein) made by such Investor contained in the Transaction Documents, and (ii) any material breach of or failure to comply in all material respects with the covenants and agreements of the Investor contained in the Transaction Documents.
(c)    The Company shall not be required to indemnify the Investor Indemnitees, and the Investors shall not be required to indemnify the Company Indemnitees, with respect to the matters described in Section 6.1(a)(i) or Section 6.1(b)(i), as applicable, unless and until the aggregate amount of Indemnified Losses in respect of the matters described in Section 6.1(a)(i) or Section 6.1(b)(i), as applicable, exceeds $1,000,000, in which case the Investor Indemnitees or Company Indemnitees, as applicable, will be entitled to recover Indemnified Losses only to the extent in excess thereof; provided, that the foregoing limitations shall not apply with respect to any Indemnified Losses arising from a breach of any Fundamental Representations.
6.2    Notice and Opportunity to Defend.
(a)    If any action or proceeding by a third party (including by any Governmental Entity) shall be brought or asserted against any Investor Indemnitee or Company Indemnitee (the “Indemnified Party”) for Indemnified Losses in respect of which indemnity may be sought from a party (the “Indemnifying Party”) pursuant to Section 6.1 hereunder, (i) promptly after receipt by the Indemnified Party of notice of the commencement of such action or proceeding, such Indemnified Party shall give written notice to the Indemnifying Party of the commencement of such action; provided that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually materially prejudiced by such failure to give notice, and (ii) such Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all expenses. Such Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expenses of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to such Indemnified Party, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and such Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party, which firm shall be designated in writing by such Indemnified Party and reasonably satisfactory to the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, such consent not to be unreasonably withheld.
ARTICLE VII
MISCELLANEOUS
7.1    Fees and Expenses; Transfer Taxes.
(a)    Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, if the Closing is effected, the Company shall reimburse the Investors for all of their documented, reasonable out-of-pocket expenses in connection with the Transactions, provided that such reimbursement will not exceed $100,000 in the aggregate, within ten (10) Business Days of presentation of a final invoice. The Company shall pay all Transfer Agent and listing fees in connection with the sale and issuance of the applicable Purchased Shares. The Company shall pay any Transfer Taxes arising out of or in connection with the sale to the Investors of Purchased Shares pursuant to this Agreement.
7.2    Termination. This Agreement may be terminated (i) by the mutual written consent of the Company and the Investors, (ii) by either the Company or the Investors if the Closing shall not have occurred by June 30, 2012 (or such later date as is mutually agreed upon in writing pursuant to Section 2.1), (iii) by either the Company or the Investors if any of the conditions set forth in Section 5.1 or Section 5.2, as applicable, have become incapable of fulfillment and shall not have been waived in writing by the applicable party (provided that such party seeking to terminate is not then in breach in any material respect of its covenants and agreements contained herein), or (iv) by either the Company or the Investors if there shall be in effect a final, non-appealable order of a Governmental Entity prohibiting the consummation of the Transactions. Section 4.6, Section 6.1, Section 6.2, Section 7.1, this Section 7.2, Section 7.4, Section 7.5, Section 7.6, Section 7.7, Section 7.8, Section 7.9, Section 7.10, Section 7.12 and the Confidentiality Agreement shall survive the termination of this Agreement; provided that no termination or any other provision hereunder shall relieve any party from any liability for damages resulting from any breach of any covenant or agreement contained herein prior to such termination.
7.3    Entire Agreement. The Transaction Documents, together with the Exhibits, Annexes and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
7.4    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission and electronic or mechanical confirmation of receipt, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified with respect to each party set forth on the signature pages to this Agreement prior to 12:30 p.m. (Los Angeles, California time) on a Business Day, (b) the next Business Day after the date of transmission and electronic or mechanical confirmation of receipt, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified with respect to each party set forth on the signature pages to this Agreement on a day that is not a Business Day or later than 12:30 p.m. (Los Angeles, California time) on any Business Day, (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.
7.5    Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investors or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
7.6    Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
7.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Investor. This Agreement, and any and all rights and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Investors without the prior written consent of the Company; provided, however, this Agreement may be assigned to any Affiliate of an Investor without the prior written consent of the Company, provided that such assignment shall not relieve such Investor of its obligations hereunder.
7.8    No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, except in connection with the indemnification obligations contained in Article VI, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
7.9    Governing Law; Venue; Waiver of Jury Trial.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern pursuant to applicable principles of conflicts of law thereof.
Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon such party in any manner authorized by the laws of the State of Delaware or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process. Each party hereto waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
7.10    Survival. The representations and warranties contained in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d) and Section 3.1(e) (the “Fundamental Representations”) shall survive indefinitely. The representations and warranties contained in Section 3.1(q) shall survive until expiration of the applicable statute of limitations for the collection of the applicable Tax. The other representations and warranties contained herein shall survive until the 18-month anniversary of the Closing Date. Notwithstanding the foregoing, if written notice of a claim for indemnification pursuant to Article VI (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival periods set forth in this Section 7.10, the representation, warranty, covenant or agreement which is the subject of such claim for indemnification shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Indemnified Losses resulting from such breach has been finally ascertained or finally determined at the time the notice is given.
7.11    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.
7.12    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
7.13    Replacement of Purchased Shares. If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Purchased Shares.
7.14    Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investors and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.
7.15    California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY

THOMAS PROPERTIES GROUP, INC.

By:	/s/ James A. Thomas
Name: James A. Thomas
Title: President and Chief Executive Officer

515 South Flower Street, Sixth Floor
Los Angeles, CA 90071
Attention: James A. Thomas and Paul S. Rutter
Telephone: (213) 613-1900
Facsimile: (213) 633-4760

With a copy to:

Jones Day
555 South Flower Street, Fiftieth Floor
Los Angeles, CA 90071
Attention: W. Stuart Ogg
Telephone: (213) 489-3939
Facsimile: (213) 243-2539

INITIAL INVESTORS

MIRELF IV TPGI, LLC
By:	MIRELF IV US Investments AIV LP, its
managing member

By:	Madison International Holdings IV, LLC, its
general partner

By:	/s/ Ronald Dickerman
Name: Ronald Dickerman
Title: Managing Member

Address:	Madison International Realty
Attention: Ronald Dickerman, Brad Carroll
and Carey Flaherty
410 Park Avenue, 10th Floor
New York, New York 10022
Phone : (212) 688-8777
Fax : (212) 688-8774

MIRELF IV TPGI II, LLC
By:	MIRELF IV US Investments II AIV LP, its
managing member

By:	Madison International Holdings IV, LLC, its
general partner

By:	/s/ Ronald Dickerman
Name: Ronald Dickerman
Title: Managing Member

Address:	Madison International Realty
Attention: Ronald Dickerman, Brad Carroll
and Carey Flaherty
410 Park Avenue, 10th Floor
New York, New York 10022
Phone : (212) 688-8777
Fax : (212) 688-8774

Schedule 1

ALLOCATION OF PURCHASED SHARES AND PURCHASE PRICE

Investor	Purchased Shares	Purchase Price
MIRELF IV TPGI, LLC	7,338,260	$42,194,995
MIRELF IV TPGI II, LLC	1,357,393	$7,805,009.75

Exhibit A
COMPANY TRANSFER AGENT INSTRUCTIONS
[Thomas Properties Group, Inc. Letterhead]
June [●], 2012

VIA EMAIL & FEDEX
Ms. Nancy Lagro
Computershare Investor Services
525 Washington Boulevard
Mail Suite 4690
Jersey City, NJ 07310
Dear Ms. Lagro:
Re: Thomas Properties Group, Inc. – Private Placement of Common Stock
Thomas Properties Group, Inc., a Delaware corporation (the “Company”), proposes to issue and sell shares of its common stock, par value $0.01 per share (the “Common Stock”), in a private placement transaction pursuant to that certain Common Stock Purchase Agreement (the “Purchase Agreement”), dated as of May 29, 2012, by and among the Company and MIRELF IV TPGI, LLC, a Delaware limited liability company, and MIRELF IV TPGI II, LLC, a Delaware limited liability company.
Pursuant to the terms of the Purchase Agreement, you are hereby irrevocably authorized and directed, as transfer agent and registrar of the Common Stock, to electronically register in restricted book-entry form an aggregate of 8,695,653 shares (the “Purchased Shares”) of Common Stock in the names and denominations specified below:
MIRELF IV TPGI, LLC
c/o Madison International Realty
410 Park Avenue, 10th Floor
New York, NY 10022
Number of Shares: 7,338,260
IRS Employee Identification No.: [●]

MIRELF IV TPGI II, LLC
c/o Madison International Realty
410 Park Avenue, 10th Floor
New York, NY 10022

Number of Shares: 1,357,393
IRS Employee Identification No.: [●]

Legends for Purchased Shares:
The Purchased Shares authorized to be issued and registered hereby shall bear the following restrictive legends on the book-entry account representing such shares, and such Purchased Shares shall be subject to such restrictive legends and not be transferred unless and until such legends shall be removed by instruction of the Company:
“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS’ AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT AND EXCEPT AS OTHERWISE PROVIDED THEREIN, THESE SHARES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO JUNE [●], 2014, AND SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES TO THE EXTENT PROVIDED THEREIN.
COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.”

Very truly yours,

THOMAS PROPERTIES GROUP, INC.

By:
Diana M. Laing
Chief Financial Officer and Secretary
Cc: Tom McDonough

Exhibit B
REGISTRATION RIGHTS AGREEMENT

[Filed as Exhibit 10.72 to the Company’s Current Report on Form 8-K Filed May 31, 2012]

Exhibit C
STOCKHOLDERS AGREEMENT

[Filed as Exhibit 10.73 to the Company’s Current Report on Form 8-K Filed May 31, 2012]

Exhibit D
DISCLOSURE SCHEDULE
This disclosure schedule of the Company (the “Company Disclosure Schedule”), dated as of May 29, 2012, relates to that certain Common Stock Purchase Agreement (the “Agreement”), by and among MIRELF IV TPGI, LLC, a Delaware limited liability company, MIRELF IV TPGI II, LLC, a Delaware limited liability company (each an “Investor” and together, the “Investors”) and Thomas Properties Group, Inc. (the “Company”). Capitalized terms used in this Company Disclosure Schedule, if not otherwise defined, shall have the meanings ascribed to them in the Agreement.
The Company Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except and to the extent provided in the Agreement.
The Company Disclosure Schedule includes certain items and information solely for informational purposes for the convenience of Investors and the Company. Inclusion of information herein shall not be construed as an admission that such information (a) is material, (b) has or would reasonably be expected to have a Material Adverse Effect, (c) is required to be disclosed under the Agreement or (d) is outside of the ordinary course of business. The reference to or listing, description, disclosure or other inclusion of any item or other matter in this Company Disclosure Schedule shall not be construed to be an admission or suggestion that such item or matter constitutes a violation of or a breach or default under any contract, plan, arrangement, commitment, law or permit or is otherwise an admission of any liability or obligation to any third party.
The Company Disclosure Schedule identifies by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception thereto, and disclosure made pursuant to any section of the Company Disclosure Schedule shall be deemed to be disclosed against each of the other sections of the Agreement to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made (without reference to the underlying documents referenced therein).
Headings and summary descriptions have been inserted for convenience of reference only, and shall not be used in the construction or interpretation of the Agreement.

Schedule 1.1
Subsidiaries
Thomas Properties Group, L.P.
Thomas Properties Group Advisor, LLC
TPG-OCS Holding Co., LLC
TDP Commerce Square Gen-Par, Inc.
TDP-Commerce Square Gen-Par, LLC
Commerce Square Partners-Philadelphia Plaza, LP
TPG-TCS Holding Co., LLC
TCS SPE Associates, LP
TCS Mezzanine GP, LLC
TCS SPE 1, L.P.
TCS SPE 2, L.P.
TCS SPE 3, L.P.
TCS GENPAR, LLC
Philadelphia Plaza-Phase II, LP
TPG-Preferred Equity, LLC
TPG-Land Investment Co., LLC
TPG/P&A 2101 Market, LLC
TPG/P&A 2101 Market, LP
Thomas SPE Corp.
2121 Market Street Associates, L.P.
Harris Building Associates L.P.
Harris Building General Partners, LLC
TPG-Land Investment Company IV, LP
TPG-New FP GP, LLC
TPG-New FP LP, LLC
New TPG-Four Points, L.P.
TPG-FP Services LP, LLC
TPG-FP Services GP, LLC
TPG-FP Services, LP

Thomas Realty Partners, LLC
TPG-El Segundo Partners, LLC

Schedule 3.1(c)
No Conflicts; Consents

1.
The Investors are referred to that certain Second Amended and Restated Operating Agreement of TPG/CALSTRS, LLC (“TPG/CALSTRS”), by and between California State Teachers’ Retirement System, a public entity (“CalSTRS”), and Thomas Properties Group, L.P., a Maryland limited partnership, as amended to the date hereof, with regard to the restrictions and conditions imposed on certain transfers of the common stock of Company.

Schedule 3.1(e)(ii)
Capitalization of the Operating Partnership

Name	Partnership Units	Incentive Units (Vested)*	Incentive Units (Unvested)	Percentage Ownership**
General Partner: Thomas Properties Group, Inc.	37,294,994			74.74%
Limited Partners:
Maguire Thomas Partners-Philadelphia, Ltd.	3,514,557			7.04%
Thomas Investment Partners, Ltd.	3,204,761			6.42%
Maguire Thomas Partners - Commerce Square II, Ltd.	2,308,452			4.63%
Thomas Partners, Inc.	136,866			0.27%
Thomas-Pastron Family Partnership, L.P.	666,382			1.34%
The Lumbee Clan Trust	1,852,818			3.71%
Thomas Master Investments, LLC	629,495			1.26%
Diana Laing		98,317	18,283	0.20%
Tom Ricci		13,334		0.03%
Randy Scott		13,334		0.03%
John Sischo		56,666		0.11%
Paul Rutter		109,582	50,418	0.22%
Total:	49,608,325	291,233	68,701	100.00%
_________
*Vested Incentive Units may be converted into Partnership Units on the terms set forth in the Operating Partnership’s partnership agreement or, at the option of the Company, Common Stock of the Company.
**Percentage Ownership excludes Unvested Incentive Units.

Schedule 3.1(i)
Absence of Certain Changes

1.
On or after June 1, 2012, an affiliate of Lehman Brothers Holdings, Inc. (“Lehman”) has the right to cause the sale of the buildings held by TPG-Austin Portfolio Syndication Partners JV, LP (the “Austin Portfolio Joint Venture”), an unconsolidated joint venture of the Company, the interest in which is owned through TPG/CALSTRS. Two of the buildings in the Austin Portfolio Joint Venture (Research Park Plaza and Stonebridge Plaza) are currently in the market for sale, and the Company expects those sales will be concluded in the third quarter of 2012. If Lehman issues its notice to trigger the sale, TPG/CALSTRS and Revere Holdings, the other partners, have a right of first offer to purchase the Lehman equity interest in Austin Portfolio Joint Venture based on the price set forth in the Lehman notice and if such right is exercised, the sale of the assets will not proceed. If the right of first offer is not exercised, and Lehman causes the sale of the assets, the Company, or TPG/CALSTRS, alone or in partnership with other investors, may purchase the buildings (or the equity interests in the entities that own such buildings) directly from Austin Portfolio Joint Venture, if mutually acceptable terms can be negotiated.

Schedule 3.1(k)
Legal Proceedings

1.
The Company has a dispute with Strategic Advisory, Incorporated (“Consultant”) with respect to an incentive fee pursuant to a Consulting Agreement under which Consultant provided certain consulting services to the Company. The Company is in discussions with the Consultant but the resolution of this matter may require litigation or other dispute resolution proceedings, although no such proceedings are pending at this time.

2.
The Company has filed a Petition for Writ of Mandate in the Superior Court of California for Los Angeles County to oppose the certification of the Environmental Impact Statement/Environmental Impact Report of the Los Angeles Metropolitan Transportation Authority (the “MTA”) with respect to the proposed Regional Connector Transit Corridor project (the “Connector Project”). The Company believes the proposed Connector Project may cause disruption at its City National Plaza property in downtown Los Angeles. The Company is currently in negotiations with the MTA to reach an agreement on how to revise the construction methods to minimize the disruption to City National Plaza.

Schedule 3.1(l)
Material Contracts

1.	The disclosures of Item 1 under Schedule 3.1(c) are incorporated by reference herein as if restated in their entirety in this schedule.

2.
The Austin Portfolio Joint Venture has been in “Financial Covenant Non-Compliance” under the Amended and Restated Credit Facility with Lehman Commercial Paper, Inc. as the Administrative Agent with respect to such project since January 2012. As a result, the Company will owe Lehman a rebate of certain asset management fees with respect to the Austin Portfolio Joint Venture properties, which the Company currently estimates is approximately $1.2 million. CalSTRS will also be responsible for rebating the same amount due to the fact that it has shared in this asset management fee for the Austin Portfolio Joint Venture.

Schedule 3.1(p)
Undisclosed Liabilities

1.	The disclosures of Item 1 under Schedule 3.1(k) are incorporated by reference herein as if restated in their entirety in this schedule.

2.
The Company, through the Partnerships that own One Commerce Square and Two Commerce Square, is currently conducting a value enhancement program (“VEP”) with respect to its One Commerce Square and Two Commerce Square properties. The VEP is expected to require total payments by the Partnerships of $28.1 million for capital repairs and building improvements through 2014. Of this amount, the Partnerships have spent approximately $6.5 million to date, and approximately $14.0 million of such additional costs are in progress or under contractual commitment. The balance of $7.6 million expected for this VEP is scheduled for 2013-2014 and is not yet under contract.

Brandywine has agreed to contribute a total of $25.0 million to the Commerce Square Partnerships for purpose of funding the VEP and various leasing costs. The Company anticipates that Brandywine will also contribute its 25% share of any excess capital required by the Partnerships over the original $25.0 million capital commitment, on the same terms as the original commitment. Of the amounts paid or committed to date, Brandywine has already contributed $7.1 million to the Partnerships, and the balance remaining on Brandywine’s unfunded capital commitment is $15.9 million.

3.	The disclosures of Item 2 under Schedule 3.1(l) are incorporated by reference herein as if restated in their entirety in this schedule.

4.	The disclosures of Item 1 under Schedule 3.1(q) are incorporated by reference herein as if restated in their entirety in this schedule.

5.	The disclosures of Item 2 under Schedule 3.1(q) are incorporated by reference herein as if restated in their entirety in this schedule.

Schedule 3.1(q)(i)
Tax Disputes

1.
The Company is currently undergoing an IRS examination of the 2009 tax return of one of its subsidiaries. As part of such examination, the Company has determined that due to a computational error, it expects that taxable income to the Operating Partnership will increase by $2.4 million for such period. There is currently no reserve in the Company’s financial statements with respect to any additional Taxes as a result of such adjustment, and the Company expects it would have net operating losses available to cover such additional amounts for Taxes, if any.

2.
The Company has identified certain computational errors in the calculation of cost of sales at one of its subsidiaries, in its 2008, 2009 and 2010 tax returns. The Company is currently in process of reviewing and confirming these errors with its paid return preparer. As such, the Company cannot currently estimate the amount of additional Taxes, if any, that may result from adjustments pertaining to such items. There is currently no reserve in the Company’s financial statements with respect to any such additional Taxes, if any, as a result of such adjustments.

Schedule 3.1(q)(v)

SCHEDULE OF GUARANTEES ENTERED INTO PURSUANT TO ARTICLE 3, AVAILABILITY OF GUARANTEES OF EXHIBIT F, SALE LIMITATIONS AND DEBT GUARANTEES OF CONTRIBUTION AGREEMENT BY AND AMONG JAMES A. THOMAS, INDIVIDUALLY AND AS TRUSTEE OF THE LUMBEE CLAN TRUST, THE OTHER CONTRIBUTORS LISTED IN EXHIBIT “B” HERETO AND THOMAS PROPERTIES GROUP, LP, A MARYLAND LIMITED PARTNERSHIP, DATED AS OF OCTOBER 13, 2004

The following schedule summarizes the amount of maximum debt guaranteed by certain partners in Thomas Properties Group, LP.

	Total Debt Guarantee	MTP - Commerce Square II, Ltd.	MTP - Philadelphia Ltd.	Thomas Master Investments, LLC

One Commerce Square	$71,000,000	$31,105,100	$31,105,100	$8,789,800

Two Commerce Square	100,000,000	43,810,000	43,810,000	12,380,000

City National Plaza	39,000,000	17,085,900	17,085,900	4,828,200

	$210,000,000	$92,001,000	$92,001,000	$25,998,000

Exhibit E
FORM OF LEGAL OPINION
1.    The Company is a corporation existing and in good standing under the laws of the State of Delaware.
2.    The Common Stock Purchase Agreement has been authorized by all necessary corporate action of, and has been executed and delivered by, the Company.
3.    The Stockholders Agreement has been authorized by all necessary corporate action of, and has been executed and delivered by, the Company.
4.    The Registration Rights Agreement has been authorized by all necessary corporate action of, and has been executed and delivered by, the Company.
5.    The Purchased Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered to the Investors pursuant to the Common Stock Purchase Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
6.    The holders of shares of Common Stock of the Company are not entitled to any pre-emptive rights pursuant to the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation of the Company or the Amended and Restated Bylaws of the Company.
In rendering such opinions, such counsel shall state that such opinion covers matters governed by and arising solely under the laws of the General Corporation Law of the State of Delaware, and such counsel shall express no opinion or view on the laws of any other jurisdiction, including without limitation the internal substantive laws of the State of Delaware. Such opinion of counsel shall also include exceptions, limitations and assumptions as are reasonably customary for opinion letters covering such matters, and such counsel shall be entitled to rely on such factual matters, representations and warranties and certificates of officers or other representatives of the Company and others and certificates of public officials as may be reasonable and customary.